                                                                   Exhibit 19.02

FRM NEXUS, INC.

271 North Avenue - Suite 520
New Rochelle, New York 10801
Telephone:  (914) 636-0188
Facsimile:  (914) 636-0388

July 26, 1996

To: The Shareholders of Programming and Systems, Inc. ("PSI")
    Who are about to become Shareholders of FRM Nexus, Inc. ("Nexus")

Dear Nexus Shareholder:

      Nexus is pleased to provide you with this current report of the progress we have made in the agenda outlined in our letter of January 5, 1996.

                               FINANCIAL STATEMENT

      Enclosed is the audited financial statement for FRM Nexus, Inc. ("Nexus") for the fiscal year ended February 29, 1996. Nexus is the new corporate name of PSI Settlement Corp. The expected name change was reported to shareholders in the January 5th letter and became effective on February 23, 1996.

      Nexus' performance in fiscal 1995 resulted in net income of $2,562,970, attributable in part to the fact that a consolidated federal income tax return was filed with PSI and no federal income taxes were paid due to prior years net operating losses. That benefit will not be available to Nexus in future years. At February 29, 1996, total stockholders equity was $8,406,252.

                            TRANSFER OF NEXUS SHARES

      In accordance with the Orders of United States District Judge Robert Sweet in the Class Action lawsuit filed by the stockholders of PSI in the United States District Court for the Southern District of New York, 1,211,635 shares of Common Stock of Nexus, par value 10(cents) per share, are being held in escrow for the benefit of PSI shareholders. The Escrow Agents will release those shares for transfer to the holders of record of PSI common stock in the ratio of one
(1) share of Nexus for each three (3) shares of PSI. It is expected that the stock certificates for the Nexus shares will be mailed to you commencing after August 1, 1996. You will continue to own your shares of PSI and it will not be necessary for you to surrender your stock certificates of PSI.

      Your management decided to issue one share for each three shares, rather than a one for one ratio, because the bid price at the time of the initial application for the listing must be at least $5 per share in order for the shares to be listed on NASDAQ. On a one for three ratio the book value of the common stock is $6.94 per share, making it more likely to meet this requirement, than would a one-for-one ratio (and a book value of $2.31 per share), notwithstanding that book value of publicly traded shares is not determinative of the bid and asked price in market trading.

                                 FRM NEXUS, INC.

                                AND SUBSIDIARIES

                              FINANCIAL STATEMENT

                               FEBRUARY 29, 1996

                           NEXUS FINANCIAL HIGHLIGHTS

Fiscal Year Ended                         February 29, 1996    February 28, 1995

FOR THE YEAR
          Total income ................     $20,336,478           $14,523,900
          Income from operations ......     $ 2,860,709           $   447,524
          Net income ..................     $ 2,562,970           $   417,217
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
AT YEAR END
          Working capital .............     $ 2,386,835           $   319,070
          Total assets ................     $12,181,234           $ 5,428,496
          Total liabilities ...........     $ 3,774,982           $ 1,124,287
          Stockholders' equity ........     $ 8,406,252           $ 4,304,209
          Shares outstanding ..........     $ 1,211,365           $ 1,211,365
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PER SHARE DATA
          Net income ..................     $      2.12           $      0.34
          Book value ..................     $      6.94           $      3.55
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 NASDAQ LISTING

      At the time the Class Action by the shareholders of PSI was settled, it was stated that the shares of Nexus given to the Escrow Agents might produce for all shareholders an additional $1.50 per PSI share upon liquidation. Pursuant to the Orders of Judge Sweet, as amended, the continued operation of Nexus is permitted in lieu of liquidation, if its shares can be listed on NASDAQ by June 12, 1997. Management has determined that the value of Nexus can best be realized by transferring the Nexus shares from escrow in August 1996 for that purpose. The value of Nexus as an operating company is greater than the value of the assets if they were forced to be sold in liquidation.

      It is expected that the shares of Nexus will be traded in the over-the-counter market beginning in August 1996 before the shares are listed on NASDAQ. Nexus intends to file with the Securities and Exchange Commission for the Registration of its Common Stock pursuant to Section 12(g) of The Securities Exchange Act of 1934 (Form 10). Thereafter Nexus will file an application with the National Association of Securities Dealers, Inc. for listing in its Automatic Quotations (NASDAQ). Management believes that Nexus will meet all the financial requirements for the listing and its shares can be traded in the NASDAQ Stock Market as early as the Fall of 1996.

                                 NEXUS' MISSION

      Nexus' mission is to enhance long-term shareholder value with a strong operating company serving niche markets and earning a superior return on total capital. The FRM in our names stands for the three markets in which the Company is presently engaged - Food Services, Real Estate Development and Medical Financing.

                              FOOD SERVICE DIVISION

      This division presently consists of sixteen Wendy's restaurants in West Virginia and New York owned by Wendclark Corp. and Wendcello Corp., wholly owned subsidiaries of Nexus. The restaurants are operated by two management corporations, in which Nexus has no interest, under franchise agreements with Wendy's International, the public company listed on the New York Stock Exchange. The management agreements provide for the sharing of the operating profits of the restaurants and certain proceeds of the sale or refinancing of the restaurants. This division commenced business in 1990 with the purchase of eleven restaurants. Since 1990 five additional restaurants were constructed or acquired with the funds and credit of the two Nexus subsidiaries and the management companies. This division has been profitable, although just as the economy has fluctuated, so too have the operations of the restaurants.

                        REAL ESTATE DEVELOPMENT DIVISION

      The operations of this division are conducted by wholly-owned subsidiaries which own and/or control the fee interests in a variety of parcels of real estate, in which co-investors also have interests. Nexus controls the development, for residential and commercial use, of this real estate which is located in New York and Connecticut. A brief description of each parcel follows:

      Goshen, New York, A subdivision plan for the development of 165 single family homes in the Village of Goshen, Orange County, New York, was recently agreed upon in settlement of a lawsuit between the Company and the Village of Goshen. Participating in the settlement was Windemere in the Pines at Goshen, Inc., a part of the Windemere Group of construction companies, in which Jed Schutz, a director of Nexus, is an officer, director and shareholder ("Windemere"). Nexus is negotiating with Windemere for the joint development of the parcel on terms which will assure Nexus of a specified profit on its land, with the financing to be provided by Windemere and a sharing of the profits or losses to be realized in the joint construction and sale of the homes.

            In February 1996, Nexus sold 32 of 165 building lots to Windemere for $484,200 resulting in a profit of $406,624 plus an additional $448,000 contingent on the amount of profit to be realized on the construction and sale of the 32 homes to be built on the lots. This contingent profit has not been reflected in the Company's net income because of its contingent nature. Nor has the apparent increase in the value of the remaining 133 building lots which are carried on the Company's balance sheet at February 29, 1996 at $306,304 representing its estimated value as vacant land rather than as separate building lots. While the settlement with the Village of Goshen has been signed by all the parties thereto, it has not yet been "So Ordered" by the Court. The Company expects this to occur later this year.

      East Granby, Connecticut. The Company owned a two-story office building located in East Granby, Connecticut which was carried at the value of $900,000 on February 28, 1995. In the fiscal year ended February 29, 1996, the Company spent about $1,300,000 in developing the site and improving the building. In February 1996, the property was sold to Gateway Granby, LLC. ("Gateway") for $4,800,000, of which $2,900,000 has been and will be received in 1996 and $1,900,000 is held by the Company pursuant to a purchase money second mortgage. The Company realized a profit of about $2,600,000 on the sale and retained a lease on the first floor of the building with the right to sublease the entire space and retain any profit on the rent differential. Gateway is owned and managed by investors, unrelated to the officers and directors of Nexus, except that the daughter of Lester J. Tanner, a director of Nexus, owns a 24% interest in Gateway.

      Hunter, New York. Nexus controls the fee interest in various properties, in which it owns the principal co-investment interest and a mortgage, together carried on its balance sheet of February 29, 1996 at $991,897. The properties consist of undeveloped acreage in an area known as Hunter Highlands, which is adjacent to the Hunter Mountain Ski Slopes in the town of Hunter, Greene County, New York. The undeveloped acreage, which Nexus plans to develop, is zoned for single family residences, condominium units and a hotel site. There is already constructed on the property a water treatment plant, a clubhouse with restaurant, tennis courts and swimming pool, a small office building and 8 unsold condominium units. Adjoining the site are some 200 condominium units owned by unrelated persons, who purchased their resort homes from prior owners of Hunter Highlands.

            Hunter, New York has been depressed economically in recent years, which gave rise to the Company's acquisition of this property through the mortgage foreclosure process. Management believes that these properties have potential for profitable development if there is recovery in the market for second homes or if the proffered amendment to the New York State Constitution allowing gaming in Greene County, passed once by the legislature in 1995, is passed for the second time in the legislature to be elected in November 1996 and then approved by the voters in a referendum which could be held as early as November 1997.

      Brookfield, Connecticut. Nexus owns the fee interest in two parcels of undeveloped land in Brookfield, Connecticut which is carried on the balance sheet of February 29, 1996 at $430,000, which is their cost, and which is believed to be less than fair market value. Nexus plans to develop both parcels for commercial use. One parcel is on Federal Road, across from the popular Stew Leonards' Supermarket. The other is a short distance from this location. Nexus has obtained approval to develop a 23,000 square foot retail building on the first parcel and plans to seek approval for a restaurant or office structure on the second parcel.

      Middletown, Connecticut. Nexus owns several parcels of improved land in Middletown, Connecticut which are carried on its balance sheet of February 29, 1996 at $186,600. These parcels are not readily available for profitable development and the Company plans to sell them.

      Pound Ridge, New York. This parcel consisted of an unimproved 4 acre lot zoned for one residence in Pound Ridge, New York. It has been sold for $225,000, the price at which it has been carried on the Company's balance sheet.

      Other Properties. Nexus, alone or with co-investors and joint venturers, intends to acquire other lands for development of residential, commercial and office structures, when management identifies opportunities for enhancement of shareholder values.

                           MEDICAL FINANCING DIVISION

      The operations of this division are conducted by Nexus' wholly-owned subsidiary, Medical Financial Corp. ("MFC"),a start-up company with its first full year of operations included in the enclosed financial statements. MFC purchases insurance company receivables, paying cash to the medical provider in return for a negotiated fee. For its clients, MFC delivers valuable services and increased liquidity, which is normally unavailable to medical groups from traditional lenders. The profitability of this division in the current and future fiscal years will depend on management's ability to obtain favorable contracts with additional clients and employ its resources at fuller capacity.

                           NEXUS SHAREHOLDERS' MEETING

      After the transfer of the Nexus shares to you, the shareholders, the Company will move to comply with the Proxy Rules of The Securities Exchange Act of 1934 and call a meeting of Shareholders to elect directors of the Company and pass upon such other matters as may come before that meeting. The timing of this meeting will depend on how quickly the common stock of Nexus can be registered pursuant ot Section 12(g) of the 1934 Act.

                      PROGRAMMING AND SYSTEMS, INC. ("PSI")

      PSI, as distinguished from Nexus, has one remaining principal asset, its lawsuit against the insurance carrier for property damage and business interruption losses resulting from damages incurred in a fire on April 29, 1993 at PSI's former premises located in New York City.

      Recently PSI has disposed of the remaining lawsuits against it, except for minor actions which are not expected to have any materially adverse impact on it. The Internal Revenue Service audits of PSI's tax returns are believed to have been settled in principle and PSI is awaiting the documentation to conclude the settlement, after which PSI will have a net operating loss carry-forward for any future operations.

      For that reason, management does not presently intend to discontinue operations or liquidate PSI itself, but it will consider an application to the Securities and Exchange Commission to deregulate its common stock, when it is determined that the conditions for such deregulation have come to pass.

                                   CONCLUSION

      We are pleased that this management's incumbency during the past 30 months has brought to fruition the prospects on which the Class Action was settled by the shareholders. Management believes that the Nexus shares which you will receive next month have a value in excess of the amount which was projected by the Stipulation of Settlement approved by Judge Sweet in 1994.

Sincerely,

FRM NEXUS, INC.

Peter Barotz
President

Directors
Peter Barotz
Seth Grossman
Jed Schutz
Lester Tanner

Bridget F. Dewsnap
Vice President Finance

                 [LETTERHEAD OF MICHAEL, ADEST & BLUMENKRANTZ]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of FRM Nexus, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of FRM Nexus, Inc. and Subsidiaries as of February 29, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Wendclark Corporation and Wendcello Corporation, wholly owned subsidiaries, which statements reflect total assets of $3,423,936 as of February 29, 1996. Those statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Wendclark Corporation and Wendcello Corporation, is based solely on the report of the other auditor.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditor, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of FRM Nexus, Inc. and Subsidiaries as of February 29, 1996, and the results of their operations and their cash flows for the period then ended, in conformity with generally accepted accounting principles.


                                     /s/ Michael, Adest & Blumenkrantz

                                     MICHAEL, ADEST & BLUMENKRANTZ
                                     Certified Public Accountants, P.C.


New York, New York
May 22, 1996

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                FEBRUARY 29, 1996

ASSETS

CURRENT ASSETS
   Cash & cash equivalents                                           $ 1,170,713
   Mortgage and notes receivable                                       2,848,477
   Accounts receivable                                                   484,073
   Inventories at cost                                                    88,669
   Other current assets                                                  344,135
                                                                     -----------
       TOTAL CURRENT ASSETS                                            4,936,067
                                                                     -----------

FIXED ASSETS

   Furniture, fixtures
     and equipment                                                     3,316,145
   Less: Accumulated depreciation                                      1,429,387
                                                                     -----------

NET BOOK VALUE                                                         1,886,758
                                                                     -----------

OTHER ASSETS
   Real estate held for development and sale                           1,940,360
   Mortgage and notes receivable                                       2,428,629
   Loans receivable                                                       87,226
   Unamortized leasehold costs                                           592,809
   Technical assistance fees                                             269,747
   Other                                                                  39,638
                                                                     -----------
   TOTAL OTHER ASSETS                                                  5,358,409
                                                                     -----------
   TOTAL ASSETS                                                      $12,181,234
                                                                     ===========

                 See Notes to Consolidated Financial Statements

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                FEBRUARY 29, 1996

LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES

   Accounts payable and
     Accrued expenses                                                $ 2,086,329
   Notes payable - current maturities                                    109,182
   Due to customers                                                      267,322
   Taxes payable - income                                                 14,751
   Other current liabilities                                              71,648
                                                                     -----------
Total current liabilities                                              2,549,232
                                                                     -----------

   Other liabilities
   Notes payable - less current
     maturities                                                          645,925
   Deferred taxes payable                                                335,379
   Deferred income                                                       191,111
   Other                                                                  53,335
                                                                     -----------
       Total other liabilities                                         1,225,750
                                                                     -----------
       Total liabilities                                               3,774,982
                                                                     -----------

   Stockholder's equity
       Common stock -$.10 par value
         Authorized 2,000,000 shares
         Issued 1,211,635                                                121,164
       Capital in excess of par value                                  5,887,736
       Retained earnings                                               2,397,382
                                                                     -----------
         Total stockholder's equity                                    8,406,252
                                                                     -----------
         Total liabilities and
            Stockholder's equity                                     $12,181,234
                                                                     ===========

                 See Notes to Consolidated Financial Statements

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED FEBRUARY 29, 1996

REVENUE
   Restaurant food sales                                             $14,536,291
   Sale of real estate                                                 5,510,560
   Rental income                                                          21,458
   Interest from mortgages                                                14,312
   Income from the purchase of accounts receivable                       253,857
                                                                     -----------
       Total income                                                   20,336,478
                                                                     -----------
COST OF SALES
   Restaurants                                                         4,973,113
   Real estate                                                         2,272,106
                                                                     -----------
       Total costs of sales                                            7,245,219
                                                                     -----------
       Gross profit                                                   13,091,259
                                                                     -----------

OPERATING EXPENSES
   Selling, general & administrative-
     Restaurants                                                       9,298,403
     Other                                                               448,839
   Interest expense                                                       46,098
   Depreciation and amortization                                         437,210
                                                                     -----------
       Total costs and expenses                                       10,230,550
                                                                     -----------
   Income from operations
       before income taxes and other items                             2,860,709
   Interest income                                                        59,094
                                                                     -----------
   Income before income taxes                                          2,919,803
                                                                     -----------
   TAXES ON INCOME
       Current expense (benefit)                                          14,637
       Deferred expense (benefit)                                        342,196
                                                                     -----------
         Total tax expense                                               356,833
                                                                     -----------
   Net income                                                        $ 2,562,970
                                                                     ===========

                 See Notes to Consolidated Financial Statements

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                       FOR THE YEAR ENDED FEBRUARY 29,1996

                                                                             Total
                                              Additional      Retained       Stock-
                                   Common      Paid-In        Earnings      holder's
                                   Stock       Capital        (Deficit)      Equity
                                  --------   -----------    -----------    ----------
Balances,
February 29, 1996                 $ 10,000   $ 4,459,797    $  (165,588)   $4,304,209

Recapitalization                   111,164      (111,164)            --            --

Transfer of assets
   from parent                          --     1,539,073             --     1,539,073

Net income for the year ended
   February 29, 1996                    --            --      2,562,970     2,562,970
                                  --------   -----------    -----------    ----------

Balances
   February 29, 1996              $121,164   $ 5,887,706    $ 2,397,382    $8,406,252
                                  ========   ===========    ===========    ==========

                 See Notes to Consolidated Financial Statements

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED FEBRUARY 29, 1996


Cash flows from operating activities:
   Net income                                                       $ 2,562,970

Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                                        437,210
   Deferred income tax expense (benefit)                                342,196
   (Increase) decrease in accounts receivable                          (309,561)
   (Increase) decrease in notes receivable                           (5,277,106)
   (Increase) decrease in inventory                                     (12,231)
   (Increase) decrease in real estate held for
      development and sale                                             (110,385)
   (Increase) decrease in prepaid expenses
      miscellaneous receivables, and other assets                      (199,926)
   Increase (decrease) in accounts payable,
      accrued expenses and taxes                                      1,351,330
   Increase (decrease) in due to Parent                                 (71,678)
   Increase (decrease) in due to customers                              210,960
   Increase (decrease) in deferred income                               191,111
   Increase (decrease) in other liabilities                              47,740
                                                                    -----------
Net cash provided (used) by operating activities                       (837,370)
                                                                    -----------
Cash flows from investing activities:
   Capital expenditures & intangible assets                            (797,207)
   Loans to officer                                                     (16,886)
                                                                    -----------
   Net cash provided (used) by investing activities                    (814,093)
                                                                    -----------
Cash flows from financing activities:
   Proceeds of notes payable, banks                                     550,000
   Principal payments on notes payable                                  (58,696)
   Transfer of assets from parent                                     1,539,073
                                                                    -----------
   Net cash provided (used) by financing activities                   2,030,377
                                                                    -----------
Net increase (decrease) in cash                                         378,914
Cash, beginning of year                                                 791,799
                                                                    -----------
Cash, end of year                                                   $ 1,170,713
                                                                    ===========
Additional cash flow information:
   Interest expense paid                                            $    34,652
                                                                    ===========
   Income taxes paid                                                $        --
                                                                    ===========
Non-cash financing activities:
   Assets acquired under capital lease                              $    94,549
                                                                    ===========
   Transfer of assets from parent                                   $(1,539,073)
                                                                    ===========

                 See Notes to Consolidated Financial Statements

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.    PRINCIPLES OF CONSOLIDATION:

      The consolidated financial statements include the accounts of FRM Nexus, Inc. (the "Company" or "FRM") and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

B.    BUSINESS ACTIVITIES OF THE COMPANY:

      The Company was incorporated in November 1993 under the laws of the State of Delaware to settle a class action (see note 7E) against Programming and Systems, Inc. (PSI), in order to liquidate certain assets in favor of the shareholder class in settlement of the class action. The assets transferred to FRM included PSI Capital Corp. and PSI Food Services, Inc. which in turn own all of the stock of Wendcello Corp., and Wendclark Corp. In 1995, an additional subsidiary, Medical Financial Corp. was formed. In 1996, additional subsidiaries, Yolo Capital Corp. and Yolo Equities Corp. were acquired. However, pursuant to Court Order FRM is no longer under the obligation to liquidate. FRM intends to list its common stock on NASDAQ and operate as an ongoing entity.

On February 26, 1996, the Company amended its certificate of incorporation as follows:

1)    The Company changed its name from PSI Settlement Corp. to FRM Nexus, Inc.

2) The Company increased authorized capital stock from 75,000 shares, par value $1.00 per share, to 2,000,000 shares common stock of the par value of ten cents (.10) per share.

All of the outstanding shares of stock of the Corporation, consisting of 10,000 shares of stock of PSI Settlement Corp., of the par value of $1 per share, registered in the name of one shareholder, be changed into such number of shares of common stock of FRM Nexus, Inc. of the par value of .10 per shares as shall be determined by the Board of Directors of the Corporation, namely 1,211,635 shares of common stock.

1)    The food services companies consist of Wendclark Corp. and Wendcello Corp.

      Wendclark Corp. was incorporated in West Virginia on March 22, 1990. Wendcello Corp. was incorporated in New York on June 25, 1990. The food service companies were formed to acquire, own and operate eleven existing Wendy's Old Fashioned Hamburger Restaurants in West Virginia and the Hudson Valley, New York area. Six of the restaurants were acquired from a franchisee of Wendy's International and five were acquired from a subsidiary of Wendy's International. In addition, the companies constructed 3 new restaurants which opened between December 1990 and November 1992. During fiscal 1996, two additional restaurants were opened.

      The Companies' day-to-day operations are managed by Management Corporations, which are affiliated with the Companies by reason of common management (see note 7a).

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      2) The real estate business is conducted by PSI Capital Corp, Yolo Capital Corp. and Yolo Equities Corp. PSI Capital Corp. was incorporated in April, 1989 for the purpose of extending first and subordinate real estate mortgages. These mortgages were subsequently foreclosed (see note 4). Yolo Capital Corp. and Yolo Equities Corp. hold beneficial interest in trusts that own real estate and hold mortgages. All of these properties are currently held for development and sale.

      3) Medical Financial Corp was incorporated in New York on January 12, 1995. The Company purchases the insurance claims receivable of medical practices.

C.    REVENUE RECOGNITION:

      The accrual method of accounting is used to record all income.

D.    INVENTORIES:

      Inventories of food and supplies are stated at cost.

E.    PROPERTY, EQUIPMENT AND DEPRECIATION:

      Property and equipment are stated at cost. Depreciation is provided by application of the straight-line method over estimated useful lives of seven years for restaurant equipment, five years for computer equipment and approximately ten to twenty two years for leasehold improvements.

F.    REAL ESTATE HELD FOR DEVELOPMENT AND SALE:

      The methods for valuing property and mortgages where current appraisals are unobtainable, is based on management's best judgements regarding the economy and market trends. These factors cannot be precisely quantified and verified. As a result, estimates may change based on ongoing evaluation of future economic and market trends.

G.    LEASES:

      Leases which transfer substantially all of the risks and benefits of ownership are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the respective lease terms. Such assets are depreciated in the same manner as owned assets. Interest expense relating to the lease liabilities is recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and the related rentals are charged to expense as incurred.

H.    LEASEHOLD COSTS:

      The Company has capitalized the applicable costs and related expenses of acquiring the leases for its various restaurants and is amortizing them over the terms of the applicable leases, ten to twenty years.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

I.    TECHNICAL ASSISTANCE FEES:

      The Company has capitalized the Technical Assistance Fees paid to Wendy's International and is amortizing them on a straight-line basis over fifteen to twenty years.

J.    INCOME TAXES:

      Deferred income taxes are recognized for all temporary differences between the tax and financial reporting bases of the Company's assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The Company accounts for such deferred taxes pursuant to Financial Accounting Standards Board Statement No. 109.

K.    CONCENTRATION OF CREDIT:

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, trade and notes receivables.

      As of February 29, 1996, the Company had concentrations of cash in bank balances totaling approximately $800,000 located at one bank, under three different accounts which exposes the Company to concentrations of credit risk.

      All trade receivables arise from the purchase of insurance claims receivable from several medical groups in the New York City area. The insurance claims are from various insurance companies.

      All note receivables are from the sale of real estate in New York and Connecticut. One purchaser accounts for approximately 89% of the total notes receivable. $2,800,000 of those notes receivables are to be received in 1996, (see note 2).

      The Company's restaurant operations are all located in West Virginia and the Hudson Valley area of New York.

L.    USE OF ESTIMATES:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 2: NOTES RECEIVABLE

      The Company has notes and mortgages receivable arising from the sale of real estate (see notes 4 and 7c). These notes have various terms for payments of principal and interest and are collateralized by the underlying real estate. These notes bear interest ranging from 6% to 14%. The Company recognizes interest income on these notes as the interest is collected. These notes mature as follows:

       1997                                            $ 2,848,477
       1998                                                 32,728
       1999                                                483,978
       2000                                                 39,548
       2001                                                 43,473
       Thereafter                                        1,828,902
                                                       -----------
                                                       $ 5,277,106
                                                       ===========

      Of the $2,848,477 shown to mature in 1997, $900,000 was collected on May 10, 1996 and $1,900,000 is to be received in 1996 pursuant to a commitment from a Connecticut bank to refinance the mortgage, with the Company receiving the proceeds. The Company is obligated to pay all expenses of that refinancing (see notes 8b and 8d). The above table also includes a purchase money note of $1,900,000 with maturities as shown therein.

NOTE 3: PROPERTY AND EQUIPMENT

   Property and equipment at February 29, 1996 consists of the following assets of the food service companies:

       Land                                              $   50,000
       Land improvements                                     90,100
       Restaurant equipment                               2,336,106
       Leasehold improvements                               588,204
       Computer equipment                                    29,132
       Register systems under capital leases                218,803
       Transportation                                         3,800
                                                         ----------
       Total                                              3,316,145
       Less: Accumulated depreciation                     1,429,387
                                                         ----------
       Property and equipment, net                       $1,886,758
                                                         ==========

NOTE 4: REAL ESTATE HELD FOR DEVELOPMENT AND SALE

      The borrowers on several mortgages defaulted on their loan payments and PSI Capital Corp. successfully foreclosed on the underlying properties. These properties have been capitalized at the value of the mortgage debt. Some of the properties have been written down to fair market value where the capitalized value exceeded the fair market value.

      The foreclosed properties are shown net of co-investors. Co-investors were used to finance the original mortgages receivable. Upon foreclosure, when the recovery is for a lesser amount than the principal amount of the mortgage, PSI Capital Corp. agreed that the first 10-15% of the losses, if any, upon the liquidation of the collateral, shall be borne by it.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 4: REAL ESTATE HELD FOR DEVELOPMENT AND SALE (cont'd)

      The following properties are included in real estate held for development and sale:

      A. Hunter, NY                                       $  991,897
      B. Brookfield, CT                                      455,559
      C. Goshen, NY                                          306,304
      D. Pound Ridge, NY                                     225,000
      H. Middletown, CT                                      186,600
                                                          ----------
                                                           2,165,360
       Less: Due to co-investors                            (225,000)
                                                          ----------
                                                          $1,940,360
                                                          ==========

A.    Hunter, NY

      These are condominium units and land held for development and sale at the base of Hunter Mountain in Greene County, New York.

B.    Brookfield, CT

      These are two parcels of land in Brookfield, Connecticut. PSI Capital Corp. held the original mortgage of $430,000, less $70,000 due to co-investors. The Company foreclosed upon the property. Current appraisals for the two parcels of land are for $290,000 and $225,000. The property is valued at the face value of the mortgage and foreclosure costs on the balance sheet because this amount is less than its fair market value.

C.    Goshen, NY

      PSI Capital Corp. held the first mortgage on 90% of a parcel of land in Goshen, New York, and a second mortgage on 10% of this same property. The property has been foreclosed upon and is presently owned by PSI Capital Corp. PSI Capital has instituted an action against the village of Goshen to enforce a subdivision plan for the property. If this action is successful, the property will be appraised at $2,500,000. During fiscal year 1994 this property had been written down to $380,000 which represents its fair market value as vacant land. During fiscal year 1996, 32 lots of the 165 lots were sold, reducing the $380,000 to $306,304 representing the amount at which the remaining 133 lots are included above. In April, 1996, the parties to the action against the Village of Goshen signed a settlement stipulation which, when approved by the court, will permit the Company to develop and sell, with a joint venture partner, the one family residential lots in Goshen, New York (see notes 2, 7c, 8d-2 and l0b).

D.    Pound Ridge, NY

      PSI Capital Corp. holds the first mortgage on four acres of residential land in Pound Ridge, New York. During fiscal 1994 this property had been written down to $225,000 based upon an appraisal. The Company has signed a contract for the sale of this property at $225,000 which is scheduled to be completed in 1996 (see note 10b-2).

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 4: REAL ESTATE HELD FOR DEVELOPMENT AND SALE (cont'd)

E.    Middletown, CT

      PSI Capital Corp. held the first mortgage on seven parcels of land in Middletown, Connecticut, and the third mortgage on the home of the borrower. The amount of the mortgages are for $550,000, less $40,000 due to participants. Based upon appraisals this property has been written down to $300,000. It is now owned by PSI Capital Corp as a result of the foreclosure of the mortgages. During fiscal year 1996, two properties were sold, leaving a balance of $186,600.

NOTE 5: LOANS RECEIVABLE OFFICER

      Wendcello Corp. has made certain loans to its President who is not an officer or director of Nexus. At February 29, 1996 $87,226 was outstanding. Included in this amount was $5,386 of interest accrued at 9% per annum. The loans have no specific repayment terms and are accordingly reported as non-current.

NOTE 6: NOTES PAYABLE

      The restaurant operations entered into the following notes and capital lease payable:

A.    CAPITAL LEASES PAYABLE:

      1) In January 1995, Wendcello Corp committed to the lease of new cash register systems for all of its restaurants. Sixty payments of $2,442 commerce April 1995. At the conclusion of the lease, the equipment may be purchased for $12,150. Wendcello has capitalized this lease obligation including the purchase option utilizing an imputed interest rate of 9.37%.

      2) In May 1995, Wendclark Corp. leased new cash register systems for its restaurants. Sixty payments of $1,936 commenced June 1995. At the conclusion of the lease, the equipment may be purchased for $8,797. Wendclark has capitalized this lease obligation including the purchase option utilizing an imputed interest rate of 10.8%.

Minimum lease payments including imputed interest and principal through maturity are as follows:

      Year-Ending           Minimum                Amounts Representing
      February           Lease-Payments         Interest         Principal
      -----------        --------------         --------         ---------
         1997               $  52,535           $ 17,628         $  34,907
         1998                  52,535             13,977            38,558
         1999                  52,535              9,944            42,591
         2000                  52,535              5,486            47,049
         2001                  29,198                451            28,747
                            ---------           --------         ---------
         Total              $ 239,338           $ 47,486         $ 191,852
                            =========           ========         =========

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 6: NOTES PAYABLE (Cont'd)

B.    NOTES PAYABLE:

      1)    Note Payable, Bank:

            Wendclark borrowed $350,000 to finance the renovations and equipment of its eighth restaurant in Chester, New York. This loan is for a term of five years and is payable in monthly principal payments of $4,167 plus interest at 1% above prime through September 29, 2000 at which time a balloon payment of $100,000 plus accrued interest is due. The loan is secured by all the inventory, furniture, fixtures and equipment of Wendclark and is guaranteed by the three executive officers.

      2)    Note Payable, Bank:

            On May 1, 1995, Wendclark borrowed $200,000 from a local bank pursuant to a promissory note and term loan agreement. The note is for a term of ten years, bearing interest at one percent above the prime rate. Monthly principal payments of $2,755 including interest commenced June 1, 1995.

            The note is secured by all the personal property at the new Martinsville, West Virginia restaurant and is guaranteed by the Wendclark's Chairman, President and Vice President.

            Subsequent to February 29, 1996, Wendclark obtained a commitment from this bank for additional financing (see note 10).

      3)    Construction Mortgage, Investment Co.:

            On February 22, 1996, FRM entered into a construction mortgage, not to exceed $800,000 (see note 8b). Advances may be drawn until December 31, 1996. Interest is payable monthly at thirteen percent per annum. At December 31, 1996 all unpaid principal and interest is due, at February 29, 1996 there were no borrowings against this mortgage.

      4)    Purchase Money Note Payable:

            The consideration for the land purchased to extend a Wendy's parking lot was $50,000, of which $5,000 was paid in cash and the balance by delivery of five-year, 5%, $45,000 purchase money note secured by a deed of trust. The note is payable in five annual installments of $10,394 on April 1, 1995 through 1999.


Annual principal maturities for all of these notes as referred to above for the years ended February 28, are as follows:

                     1997               $ 74,275
                     1998                 76,279
                     1999                 78,463
                     2000                 80,839
                     2001                160,535
               Thereafter                 92,864
                                        --------
                                        $563,255
                                        ========

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 7: RELATED PARTY TRANSACTIONS

A.    MANAGEMENT AGREEMENT:

      The day-to-day operations of the subsidiaries, Wendcello and Wendclark are managed by Cello and Clark Management Corps., respectively. The management companies are affiliated with the subsidiaries in that certain of its officers and/or directors are also officers and/or directors of the subsidiaries. The management agreement took effect upon the purchase of the restaurants and is to remain in effect as long as the subsidiaries continue to own the restaurants.

      The management agreement grants the management company complete authority with respect to day-to-day operations, all of which is carried out under the subsidiaries' name. Any non-routine matters such as the purchase or sale of real property or fixed assets, assignment or sublease of a lease, any proposed borrowing or financing or participation in a joint venture including the exercise of the purchase option granted by the seller or Wendy's requires the joint approval of the subsidiaries' and the management company.

      The management agreement provides for a basic fee equal to thirty percent on Wendcello and forty percent on Wendclark of pre-tax cash flow determined annually and paid on an estimated basis quarterly to be adjusted when annual results are known. The management fees were $117,500 in 1996. The agreement further provides for an incentive fee equal to thirty and forty percent of the pre-tax proceeds of the sale or refinancing of any assets owned or later acquired by the subsidiaries less any amounts used to buy replacement assets or to pay off any refinanced obligations. Whenever basic or incentive fees are paid, the subsidiaries must pay a dividend to its parent equal to two and one-third times and one and one-half times the amount of the fee paid to Cello and Clark Management Corps., respectively.

      The agreement further provides that in the event the subsidiaries exercise the purchase option for the real property granted by Wendy's International or the lessor, the parent Company and the management company shall share in the capital funding thereof (that is, for the portion which cannot be financed through third parties). For any period in which cash flow is negative, working capital advances shall be made to the subsidiaries by its parent and management company in the ratio of 7 to 3 and 3 to 2 for Wendcello and Wendclark, respectively.

B.    CONSULTING AGREEMENT:

      Wendclark has a three-year consulting contract with its Chairman renewed in 1993 through March 31, 1996 providing for a monthly fee of $1,050 plus reasonable expenses. For fiscal 1996, $12,600 was incurred pursuant to this contract. At expiration, the agreement is automatically renewable for as long as Wendclark remains in business at not less than the current fee.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 7: RELATED PARTY TRANSACTIONS (cont'd)

C.    NOTE RECEIVABLE:

      The Transaction involving the sale of land in Goshen, NY (see note 4) and the related note receivable (see note 2) was with Windemere in the Pines at Goshen, Inc., a part of the Windemere Group of construction companies, in which Jed Schutz, a director of Nexus, is an officer, director and shareholder. The selling price of this land was $484,200, resulting in a profit $406,624 (see note 8d-2). The balance of the note receivable at February 29, 1996 was $448,000. It is management's opinion that this transaction would be at the same terms had the parties not been related.

NOTE 9: COMMITMENTS AND CONTINGENCIES

A.    FRANCHISE AGREEMENT COMMITMENTS:

      Wendcello and Wendclark, subsidiaries of the Company are the franchisees for the sixteen Wendy's Restaurants it owns and operates. The franchise agreements obligates the subsidiaries to pay to Wendy's International a monthly royalty equal to 4% of the gross sales of each restaurant during the month, or $250, whichever is greater.

      Additionally, the subsidiaries must contribute to Wendy's National Advertising Program 2.5% of the gross sales and spend not less than 1.5% of the gross sales of each restaurant for local and regional advertising.

B.    MINIMUM OPERATING LEASE COMMITMENTS:

      The Wendy's restaurants entered into various leases, with various clauses relating to real estate taxes, common charges, renewals and percentage rent with certain minimum payments.

      The subsidiaries have various options to purchase the properties on which the Wendy's restaurants are located. On four of the properties Wendclark has an option to purchase all but not less than all of these properties leased from Wendy's. If exercised, the aggregate purchase price is $1,680,000. The option may be exercised through the tenth year of the lease. If exercised, the purchase option agreement requires Wendclark to give to Wendy's the right of first refusal, for a period of twenty years, in the event the properties are resold. This option was exercised in 1996 and Wendclark has a commitment to borrow from a West Virginia bank the entire $1,680,000 option purchase price, secured by mortgages on the four properties. The purchase is scheduled to be completed in 1996 (see note
      10a).

      Wendcello has the option through June 30, 1996 to purchase all four but not less than all of the properties that it leases from Wendy's together with a small office building located on one of the properties and also owned by the lessor. If exercised, the aggregate purchase price is the greater of $5,100,000 or an amount determined by a formula based on the properties' rental income earned. Wendcello also has a right of first refusal to purchase the leased properties during the exercise period of the purchase option.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 8: COMMITMENTS AND CONTINGENCIES (Cont'd)

B.    MINIMUM OPERATING LEASE COMMITMENTS:

      Rent expense for these restaurants, was approximately $990,467 in 1996 of which approximately $665,750 was attributable to base rentals and $324,717 was attributable to contingent rentals.

      In July, 1994 FRM moved its executive offices to office facilities that are leased under a three year and two month operating lease expiring in August, 1997.

      Subject to annual real estate adjustments, and additional rent in excess of base sales, the following is a schedule of future minimum rental payments required under the above operating leases as of February 29, 1996:

         Year Ending
          February
          --------

         1997                                          $   759,050
         1998                                              724,436
         1999                                              711,230
         2000                                              714,851
         2001                                              714,346
         Thereafter                                      6,711,599
                                                       -----------
         Total                                         $10,335,512
                                                       ===========

      On March 1, 1996, pursuant to an agreement for the sale of real estate FRM leased back 50% of the building that was sold for a period of ten years. The Company is obligated to pay for construction and landscaping costs necessary to complete the building (see note 6b-3). The lease calls for monthly rent payable in the period from March 1, 1996 throughout April 1, 1998, on the first day of each such month in said period, shall be determined by the following formula: the sum of (i) $1,500, (ii) 1% of the amount of additional cash of $900,000 theretofore paid by the landlord to the tenant under the note due July 31, 1996, (see note 6b-3), (iii) the monthly payments due in said month for principal and interest on the first and purchase money notes, namely $34,833 (see note 2) and (iv) the operating expenses payable by the landlord for said month pursuant to this lease and an existing lease on the remainder of the building, less, (x) the rent receivable from the existing lease for said month under that lease. Commencing May 1, 1998 and for the balance of the term, the annual base rent on a monthly basis shall be the $35,290.33 per month.

      The Company may sublease the entire space covered under the lease, with any profit to be payable to the Company.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 8: COMMITMENTS AND CONTINGENCIES (Cont'd)

C.    CONTRACTS:

      1) The Company has a three year employment contract with its Chief Executive Officer commencing January 1, 1995 through December 31, 1997. The base salary for this executive is $120,000 in 1996, and $130,000 in 1997 plus an unaccountable expense allowance of $5,000 per year, plus any other reasonable expenses. In, addition he received a bonus of $60,000 in 1996. At expiration, the agreement is automatically extended for additional one year periods unless either party shall notify the other of his or its intention not to renew the Agreement.

      2) The Wendcello Subsidiary has three-year consulting contracts with one of its executives and another consultant renewed in 1993 through August 30, 1996 providing for a monthly fee of $600 to each plus reasonable expenses. At expiration, the agreements are automatically renewable thereafter for as long as Wendcello remains in business at not less than the current fee. For fiscal 1996 $14,400 was incurred pursuant to this contract.

D.    SALE OF REAL ESTATE:

      1) Upon full collection of the purchase money mortgage in the amount of $1,900,000 as discussed in note 2, an additional liability will be due and payable for approximately $150,000. If the note is not collected in full, an amount substantially less will be paid.

      2) The Company received additional consideration for the land sold in Goshen, N.Y., which is not included among the notes receivable (see notes 2, 4c and 7c). This was a purchase money debenture payable to PSI Capital Corp. for $484,800 which matures on February 28, 2002 together with interest at the rate of 6% per annum payable at maturity, but subject to increase or decrease, as set forth below, contingent on the sale of the single family residences to be built on the 32 lots which were sold.

            Prior to the maturity date, the principal sum of this debenture shall be prepaid as each of the single family residences constructed on the real estate are conveyed to the end purchaser, each such prepayment to be equal to at least 50% of the net profit to the buyer with respect to said sale. The buyer agrees to take such action as is necessary to construct and sell the one family residences and the buyer shall not sell any portion of the real estate except to an end purchaser of said residences. Upon the sale of the last residence that is built or could be built on the real estate, the parties shall compute the amount of the buyer's net profit on all residences constructed on the real estate (the "final net profit of the buyer"). If 50% of the final net profit of the buyer is (i) more that $484,800, the excess shall be paid to the seller at the time or (ii) less than $484,800, the deficiency shall not be payable by the buyer and the debenture shall be deemed fully paid. At that date the interest shall be adjusted to reflect the actual principal sum of the debenture already paid.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 8: COMMITMENTS AND CONTINGENCIES (cont'd)

E.    FORMATION OF FRM NEXUS (FORMERLY PSI SETTLEMENT CORP):

      In 1993, Shareholders of Programming and Systems, Inc. (PSI) brought a class action against PSI and certain of its officers in the United States District Court for the Southern District of New York, which was settled by a Stipulation of Settlement dated as of November 15, 1993 (the "Stipulation"), pursuant to which PSI Settlement Corp. (FRM) was formed. On January 21, 1994 Judge Robert Sweet signed the Order confirming the Stipulation. Pursuant to that Stipulation (i) the eligible shareholders of PSI received a pro-rata distribution of $1,400,000, after deduction of the fees and expenses of the class action, which amounted to fifty cents per share, and (ii) all the shares of FRM were delivered to Escrow Agents to hold for the benefit of all shareholders of PSI. Pursuant to the Orders of Judge Sweet, PSI transferred certain assets to FRM as specified in the Stipulation and the Court's Orders. These payments, including the shares of FRM, fully settled all of the claims by PSI shareholders that could have been asserted against PSI and the other defendants in the class action.

      On June 12, 1995 Judge Sweet signed an Order approving an amendment of the Stipulation which permitted FRM to operate as an ongoing entity rather than liquidating its assets, provided the escrowed shares of FRM are delivered out to PSI shareholders and listed on NASDAQ by June 12, 1997.

      In addition to settling the class action, PSI has now settled the action by the Securities and Exchange Commission against it and resolved or paid the material claims and lawsuits which arose out of its discontinued vocational school operations. At the present time, the audits of PSI's income tax returns through February 28, 1993 and reviews by education agencies are incomplete, but no claims have been instituted against PSI. PSI will defend against any such claims that may be instituted and the management of PSI believes it will be successful. FRM has been advised by legal counsel that FRM would not be held liable for any liabilities PSI might incur in the event of an unfavorable outcome to said audits, reviews or other claims which may be made against PSI.

F.    LITIGATION:

      PSI is subject to a number of lawsuits, investigations and claims arising out of the general conduct of its past businesses. Management has been advised by legal counsel that FRM would not be held liable for any unfavorable outcome of litigation involving PSI. Management's intentions are to vigorously defend all litigation to the best of its ability.

      In January 1995, PSI Capital Corp. filed a lawsuit against the Village of Goshen, N.Y. This is an action by PSI Capital Corp. against the Village of Goshen to specifically enforce an agreement with respect to the development of vacant land and for damages. It is pending in the Bankruptcy Court in Connecticut in the pending Chapter 11 Proceedings of PSI Capital Corp. See note 4c with respect to the pending settlement of this action.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 8: COMMITMENTS AND CONTINGENCIES (cont'd)

G.    BANKRUPTCY:

      On March 25, 1992, PSI Capital Corp. filed for relief under Chapter 11 of the Bankruptcy Code. This filing was done in order to protect second mortgage positions on two of the properties. This action provided PSI Capital Corp., with sufficient time to negotiate with the holders of prior mortgages and secure PSI Capital Corp's interest in the properties.

NOTE 9: INCOME TAXES

      The provision for income taxes for fiscal 1996 reflects the following:

           Currently payable:
           Federal                                           $      0
           State                                               14,637
                                                             --------
           Total currently payable                             14,637
                                                             --------

           Deferred:
            Federal                                          $      0
            State                                             342,196
                                                             --------
           Total deferred                                     342,196
                                                             --------
           Total                                             $356,833
                                                             --------

      FRM files a consolidated federal tax return with PSI, which has no federal tax liability due to current and prior year net operating losses.

      Significant components of deferred income taxes at February 29, 1996, were as follows:

                                         Deferred        Deferred Tax
                                        Tax Assets        Liabilities
                                        ----------       ------------
         Property, plant and
            equipment                    $     --           $  8,790

         Installment sale of
            real estate                        --            326,589
                                         --------           --------
                                         $     --           $335,379
                                         ========           ========

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 29, 1996

NOTE 10: SUBSEQUENT EVENT

A.    FINANCING:

            In March 1996, Wendclark obtained a commitment from its bank for new financing in the aggregate amount of $1,680,000. The loan is to be used to exercise the purchase option for the four restaurants leased from Wendy's (see note 8b). The loan will bear interest at 9.25% over its term and require 60 monthly payments of principal and interest calculated on a 20-year amortization basis. A balloon payment will be required after five years. The loan, which requires an $8,400 origination fee, will be secured by a first deed of trust on the realty of and the equipment at the four restaurants and is to be guaranteed by the Company's three executive officers. The loan amount is limited to the lessor of 70 percent of the properties' appraised value or $1,680,000. The loan is agreement imposes various affirmative and negative covenants upon the Company relating to the conduct of business, maintenance of insurance, submission of financial statements of the Company and its guarantors, compliance with certain financial ratios, restrictions on dividends, management fees and the sale of the Company's outstanding capital stock.

B.    REAL ESTATE HELD FOR DEVELOPMENT AND SALE:

      1) Subsequent to February 29, 1996 an agreement has been entered into with the Village of Goshen allowing development of 165 single family dwellings (see note 4c).

      2) The Company has signed a contract for the sale of its Pound Ridge, NY property at $225,000 which is scheduled to be completed in 1996 (see note 4d).